Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement (Form S-8 No. 333-186403 and Form S-8 No. 333-200185) pertaining to the 2013 Long-Term Incentive Plan of TRI Pointe Group, Inc.,
2)

Registration Statement (Form S-8 No. 333-197461) pertaining to the Weyerhaeuser Real Estate Company 2004 Long-Term Incentive Plan and the Weyerhaeuser Real Estate Company 2013 Long-Term Incentive Plan,

3)	Registration Statement (Form S-3 No. 333-200184) of TRI Pointe Group, Inc.

of our reports dated February 26, 2016, with respect to the consolidated financial statements of TRI Pointe Group, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2015.

/s/ Ernst & Young LLP

Irvine, California

February 26, 2016